Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of EntreMed, Inc. for the registration of securities with an aggregate value of $50,000,000, and to the incorporation by reference therein of our reports dated March 14, 2005 with respect to the consolidated financial statements of EntreMed, Inc., EntreMed, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EntreMed, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
McLean, VA
October 27, 2005